EXHIBIT 11.1

                        TALX CORPORATION AND SUBSIDIARIES

              Statement Regarding Computation of Earnings Per Share

                       Years Ended March 31, 1996 and 1997

                                                          1997          1996
                                                      -----------   -----------

Shares outstanding - beginning of period ...........    3,391,621     3,228,483
Weighted average number of common and
  common equivalent shares issued (1) ..............      938,618       163,138
                                                      -----------   -----------
Weighted average number of common and common
  equivalent shares outstanding - end of period ....    4,330,239     3,391,621
                                                      ===========   ===========

Years ended March 31, 1996 and 1997:
Earnings from continuing operations ................  $   793,000   $   123,000
Loss from discontinued operations ..................   (1,064,000)     (703,000)
Extraordinary item - loss on extinguishment of
  debt .............................................     (971,000)         --
                                                      -----------   -----------
Net loss ...........................................  $(1,242,000)  $  (580,000)
                                                      ===========   ===========

Earnings (loss) per common and common equivalent
  share:
Earnings from continuing operations ................  $       .18   $       .04
Loss from discontinued operations ..................         (.25)         (.21)
Extraordinary item - loss on extinguishment of
  debt .............................................         (.22)         --
                                                      -----------   -----------
Net loss ...........................................  $      (.29)  $      (.17)
                                                      ===========   ===========
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(1) Common and common equivalent shares issued consist of certain effects of shares issued, stock options, warrants, and preferred stock. Common equivalent shares from convertible preferred stock (using the if-converted method) and stock options and warrants (using the treasury stock method) have been included in the computation. Pursuant to the Securities and Exchange Commission rules, convertible preferred stock that was automatically converted at the date of the Company's initial public offering is included even though inclusion may be antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted by the Company at prices below the public offering price during the 12-month period preceding the date of the initial filing of the Company's registration statement have been included in the calculation of common stock equivalent shares, using the treasury stock method, as if they were outstanding for all of fiscal 1996 and the first three quarters of fiscal 1997. Subsequent to this period, the weighed average number of shares was based on common stock and common stock equivalents.